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                                                                     EXHIBIT 2.2
                                 AMENDMENT TO
                 PURCHASE AGREEMENT DATED AS OF JUNE 20, 1995

THIS AMENDMENT is made and entered into as of July 31, 1995 by and among Amtech Corporation, a Texas corporation, Cardkey Systems, Inc., an Oregon corporation, Cardkey Systems, Ltd., a United Kingdom corporation, and Cardkey
Sicherheitssysteme GmbH, a German corporation and wholly-owned subsidiary of Cardkey Systems, Ltd., and Assa Abloy AB, a Swedish corporation.

1. The parties have as of June 20, 1995, entered into a Purchase Agreement (the "Purchase Agreement").

2. The parties have now agreed to amend the Purchase Agreement as set forth below.

     (a) The following wording shall be added to Exhibit B ("Excluded
                                                 ---------
     Assets/Liabilities") to the Purchase Agreement:

          "6. Assets of Cardkey Sicherheitssysteme GmbH related to the Ving Card Business in Germany."

     (b) Exhibit I ("Allocation of Purchase Price") to the Purchase Agreement is
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     hereby amended in its entirety to read as follows:

          "Upon the request of a party, the parties will enter into good faith negotiations with a view to agreeing upon an allocation of the consideration being paid hereunder among the assets being acquired."

     (c) The following Section 6.13 is hereby added to Article VI of the Purchase Agreement:

          "6.13 Consents.  After the Closing, Sellers and Shareholder shall use
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          their best efforts to obtain those consents required to be delivered pursuant to Section 3.2(f) but which had not been obtained as of the
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          Closing."

     (d) The following clause (i) is hereby added to Section 9.1 of the Purchase
     Agreement:

          "(i) Sellers and Shareholder shall jointly and severally indemnify and hold Purchaser harmless against any and all liabilities, obligations, claims, contingencies, damages, costs and expenses (including, without limitation increased costs associated with relocation from leased premises or replacement of leased vehicles, all court costs and reasonable attorneys' fees) that Purchaser or Purchaser's designee may incur as a result of the failure of Sellers to obtain any third party consent required under Section 3.2(f) of the Purchase Agreement. Purchaser's right to indemnification shall be effective notwithstanding any waiver of the delivery of consents as a condition to Closing pursuant to Section 3.2(f)."

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     (e)  The following clause (e) is hereby added to Section 9.2 of the
     Purchase Agreement :

          "(e) Purchaser shall indemnify and hold Shareholder and the Sellers harmless against any and all liabilities, obligations, claims, contingencies, damages, costs and expenses that Shareholder or any of the Sellers may incur to the participants in, or beneficiaries of, the Cardkey UK defined benefit plan as a result of claims by such participants or beneficiaries that the failure of Purchaser's designee in the U.K. to assume the defined benefit plan was a breach of the terms and conditions of their employment with Cardkey U.K. This indemnity shall be void if any of the Sellers or Shareholder directly or indirectly has promoted, supported, or assisted in any way with a participant's or beneficiary's claim."

     (f)  Article XI of the Purchase Agreement is hereby revised as follows:

          (i) Add the following sentence to the end of Section 11.2: "For purposes of this Article XI, the term 'Purchaser' shall be deemed to mean "Purchaser or any of its Affiliates."

          (ii) Reword clause (x) of Section 11.2 to read: "the Shareholder's existing mechanical locking and electro-mechanical locking business activities,".

3. To the extent that consents are not obtained from the relevant lessor with respect to the lease covering the 1992 Lexus SC400 (vehicle number 01-0472-13540), Seller shall make available the benefit of such lease agreement as contemplated hereby and Purchaser shall make any payments due under the lease directly to Sellers.

4. This Amendment shall be considered an integral part of the Purchase Agreement and shall be binding upon each party from the date first above written. Subject only to the modification referred to in this Amendment, the Purchase Agreement shall remain in full force and effect and where necessary shall be read and construed and be enforceable as if the terms of this Amendment were inserted.

5.   The provisions of Section 12.13 (Arbitration) and Section 12.14 (Governing
Law) of the Purchase Agreement shall apply also to this Amendment.

     IN WITNESS WHEREOF, the parties hereof have executed this Amendment as of the date first above written.

CARDKEY SYSTEMS, INC.

By:  /s/ Clas Thelin
     ------------------------
     Clas Thelin

Its: President & CEO
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CARDKEY SYSTEMS, LTD.

By:  /s/ Clas Thelin
     ------------------------
     Clas Thelin

Its: Director
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CARDKEY SICHERHEITSSYSTEME GmbH

By:  /s/ Clas Thelin
     ------------------------
     Clas Thelin

Its: Authorized Signatory
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AMTECH CORPORATION

By:  /s/ Ronald A. Woessner
     ------------------------
     Ronald A. Woessner

Its: Vice President & General Counsel
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ASSA ABLOY AB

By:  /s/ Clas Thelin
     ------------------------
     Clas Thelin

Its: Authorized Signatory
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